     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (defined below). The Offer (defined below) is made solely by the Offer to Purchase dated October 18, 1999, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Subsidiary (defined below) by Salomon Smith Barney Inc., the Dealer Manager, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            THE CENTRIS GROUP, INC.
                                       AT

                              $12.50 NET PER SHARE

                                       BY

                          MERGER SUB OF DELAWARE, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                          HCC INSURANCE HOLDINGS, INC.

     Merger Sub of Delaware, Inc., a Delaware corporation ("Merger Subsidiary"), and a wholly owned subsidiary of HCC Insurance Holdings, Inc., a Delaware corporation ("HCC"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (including the associated Common Stock Purchase Rights) (the "Shares"), of The Centris Group, Inc., a Delaware corporation (the "Company"), at $12.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 18, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders of the Company will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY HCC AND MERGER SUBSIDIARY, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING THE CONSENT OF CERTAIN STATE INSURANCE REGULATORY AUTHORITIES.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 1999 (the "Merger Agreement"), among the Company, HCC and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and after satisfaction or waiver of all conditions to the Merger (defined below) set forth in the Merger Agreement, Merger Subsidiary will be merged into the Company (the

"Merger"), with the Company continuing as the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by HCC, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by shareholders exercising appraisal rights under the General Corporation Law of Delaware) will be converted into the right to receive $12.50 in cash or any higher price paid for each Share in the Offer, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The term "Expiration Date" means 12:00 midnight, New York City time on Tuesday, November 30, 1999, unless Merger Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, will expire. Merger Subsidiary may, without the consent of the Company; (i) extend the Offer until all of the conditions to Merger Subsidiary's obligation to purchase Shares shall be satisfied or waived; (ii) extend the Offer for a period of not more than ten Business Days beyond the expiration thereof, as such period may be extended pursuant to clause (i) hereof; (iii) extend the Offer for an additional period of not more than ten Business Days beyond that permitted by clauses (i) and (ii) hereof if on the date of such extension, less than ninety percent (90%) of the fully diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer; and (iv) extend the Offer for any reason for a period of not more than five Business Days beyond the latest expiration date that would be otherwise permitted under clauses (i), (ii), or (iii) of this sentence. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m. New York City time, on the next Business Day after the previously scheduled Expiration Date.

     For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, and if, Merger Subsidiary gives notice to Harris Trust Company of New York (the "Depositary") of its acceptance of the tenders of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents. UNDER NO CIRCUMSTANCE WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY MERGER SUBSIDIARY FOR SUCH SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after December 17, 1999, unless theretofore accepted for payment as provided in the Offer to Purchase. If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the expiration of the Offer.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Merger Subsidiary with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Merger Subsidiary's expense. No fees or commissions will be payable by Merger Subsidiary to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 848-3094

                            ------------------------

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-9807

October 18, 1999